UNITED STATES
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

☒ Filed by the Registrant	☐ Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11 (c) or Rule 14a-12

PURE BIOSCIENCE
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒   No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11 and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement no.:
(3)	Filing Party:
(4)	Date Filed:

PURE BIOSCIENCE ANNOUNCES SHAREHOLDERS’ MEETING RESULTS AND ADJOURNMENT

On January 20, 2011, Pure Bioscience (the “Company”) announced that at its annual meeting of shareholders convened on January 19, 2011, Gregory Barnhill, Dennis Brovarone, John Carbone, Michael Krall, Paul Maier and Donna Singer were all re-elected to the Company’s Board of Directors.  All directors hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified.  In addition, the shareholders ratified the selection of Mayer Hoffman & McCann PC as Pure’s independent registered public accounting firm.

The meeting was also called for the purpose of approving a proposal that would result in a change in the Company’s state of incorporation from California to Delaware, (the “Reincorporation”) and which includes, among other items, an increase in the Company’s authorized Common Stock from 50,000,000 shares to 100,000,000.  Approval of this proposal requires the approval of a majority of the outstanding shares to vote on this matter. Therefore, abstentions and broker non-votes have the same effect as votes against such proposals.  As of the time of the meeting, approximately 36% of the total number of outstanding shares had been cast in favor of the proposal, with a substantial number of broker non-votes and other shares not represented in the voting.  After considering the importance of the matter, the number of votes not cast and the fact that shareholders voting at the meeting were in favor of the proposal, shareholders present at the meeting approved a motion presented by management to adjourn and reconvene the meeting to allow additional time to solicit proxies from those shareholders who had not voted on the proposal.

The Company’s annual meeting is adjourned to February 10, 2011, at 4:00 p.m. Pacific Time, at the Company’s main office, located at 1725 Gillespie Way, El Cajon, CA 92020.  Shareholders who have not voted on the proposal to approve the amendment of the Reincorporation are encouraged to do so promptly.  For shareholders who have voted on this proposal, no additional action is required.  Proxies may be submitted or revoked any time prior to the adjourned meeting on February 10, 2011.  To request an additional proxy card, please contact Donna Singer at (619) 596-8600, ext. 100.

Shareholders and other investors are urged to read the proxy statement, which contains important information that should be read carefully before any decision is made with respect to this proposal.